Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WebMD Reports Strong Online Advertising Sales Growth
NEW YORK, NY (October 10, 2008) – WebMD Health Corp. (Nasdaq: WBMD), the leading provider of health information services, stated that it has experienced a strong increase in sales of its online promotional and educational programs in both the pharmaceutical and consumer products markets during the September 2008 quarter. These sales represent a significant increase in advance commitments for 2009, compared to the same period in the prior year. Accordingly, WebMD indicated that it has not experienced the weakness in online sales that has recently been reported in other sectors of online media and advertising.
WebMD stated that it expects its third quarter financial results to be at the low end of its prior financial guidance. The company expects to report that online advertising revenues increased more than 20% in the third quarter, as compared to the prior year period. Traffic to the WebMD Health Network during the third quarter grew substantially, to an average of more than 49 million monthly unique visitors and to 1.1 billion total page views, increases of more than 20% and 30%, respectively, over the prior year period.
The growth in sales commitments that WebMD experienced relates primarily to 2009 marketing programs. WebMD is currently evaluating the expected timing of the revenue from these sales commitments and potential new sales for the December 2008 quarter. It is possible that revenues for the December 2008 quarter may be below WebMD’s prior financial guidance. However, the revenue shortfall, if any, is not expected to be more than 5% of the low end of the prior guidance range (excluding any revenue from the pending acquisition of Marketing Technology Solutions).
Wayne Gattinella, President and CEO of WebMD, stated: “The unique strength of the WebMD brand continues to gain momentum, as we continue to demonstrate the unique quality and impact of our differentiated audience to large advertisers. We are well positioned to increase our growth in the online health market and to continue the sales momentum that we achieved in the third quarter.”
As previously announced, WebMD and HLTH Corporation (Nasdaq: HLTH), which owns 84% of WebMD’s common stock, will release their respective financial results for the three months ended September 30, 2008 at approximately 4:00 pm (ET) on Thursday, October 30, 2008 and will host a joint conference call on that day at 4:45 pm (ET) to discuss those results. Investors can access the call via webcast at www.wbmd.com (in the Investor Relations section). A replay of the call and a copy of the press release with final financial results will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: WebMD’s preliminary third quarter revenue and other preliminary measures of WebMD’s performance for that quarter (which reflect what WebMD expects to report and are subject to adjustment); WebMD’s future financial results and other measures of WebMD’s future performance; expectations regarding sales and sale commitments; and market opportunities and WebMD’s ability to capitalize on them. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.